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August   , 1997

RSL Communications, Ltd.
Clarendon House
Church Street
Hamilton HM CX Bermuda

Gentlemen:

You have requested our opinion regarding the discussion of U.S. federal income tax consequences under the caption "Certain U.S. Federal Income Tax Considerations" in the prospectus (the "Prospectus") that is included in the Registration Statement on Form S-1 (the "Registration Statement") of RSL Communications, Ltd. (the "Company") filed with the Securities and Exchange Commission on August , 1997. The Prospectus relates to the Company's offering and sale of shares of Class A Common Stock.

We have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to such opinion.

Based upon the foregoing, it is our opinion that the statements made under the caption "Certain U.S. Federal Income Tax Considerations" in the Prospectus set forth the material U.S. federal income tax consequences of the offering described in the Prospectus as of the date hereof.

We hereby consent to the use of our name under the caption "Certain U.S. Federal Income Tax Considerations" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

                                                       Very truly yours,

                                                       Rosenman & Colin LLP

                                                       By:
                                                           --------------------
                                                           A Partner